Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in this Registration Statement to Form S-1 Amendment No. 2 of our audit opinion report dated December 9, 2020, with respect to the audited financial statements of Esports Technologies, Inc included in Form S-1 for the period ended September 30, 2020. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PWR CPA, LLP

PWR CPA, LLP

Houston, TX

April 9, 2021